Exhibit 10.2
AGREEMENT AND GENERAL RELEASE
     Dick’s Sporting Goods, Inc. (hereinafter the “Parent”), Golf Galaxy, Inc. (hereinafter “Employer” or “Company”) and Randall K. Zanatta, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree to and intend to be legally bound by the following:
     1. Last Day of Employment. Employee’s last day of employment with Employer will be or has been July 18, 2008.
     2. Consideration. In consideration for signing this Agreement and General Release (“Agreement”) and in consideration of Employee’s adherence to the promises made herein, Parent and Employer agree that Employee shall receive the following:
          (a) a lump sum payment in cash equal to two (2) times Employee’s current base salary, which is Seven Hundred and Ten Thousand Dollars ($710,000.00), less standard income and payroll tax withholding and other authorized deductions, payable no sooner than the execution of this Agreement and no later than five (5) business days after the expiration of the revocation period set forth in Paragraph 4 below;
          (b) a lump sum payment in cash equal to Eighty-Eight Thousand Seven Hundred Fifty Dollars ($88,750.00), less standard income and payroll tax withholding and other authorized deductions (the “Section 2(b) Payment”), payable no sooner than the execution of this Agreement and no later than five (5) business days after the expiration of the revocation period set forth in Paragraph 4 below, plus two (2) times the Incentive Bonus, if any paid in cash (as defined in Section 2.3 of the Second Amended and Restated Employment Agreement by and among the Employer, Employee and Dick’s Sporting Goods, Inc. dated February 13, 2007 (the “Employment Agreement”)), less the Section 2(b) Payment and less standard income and payroll tax withholding and other authorized deductions, for the 2008 fiscal year, payable based on the actual achievement of the Performance Targets (as defined in Section 2.3 of the Employment Agreement) for such 2008 fiscal year if, and to the extent, such Performance Targets for such fiscal year are achieved (payment will be made at the same time as the Parent makes payment of such bonuses to other similarly situated employees as the Employee);
          (c) Employee hereby elects to continue health (medical and dental) coverage in accordance with the continuation requirements of COBRA, and Employer or Parent shall pay the cost of said coverage for a period of time that begins upon the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4 and continues for a period of eighteen (18) months. During the period from July 18, 2008 through July 31, 2008, Employee shall continue to be covered as an active employee under Employer’s health coverage and the 18-month continuation period shall commence August 1, 2008. This period of continued health coverage being paid for by Employer or Parent shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees. In addition, Employee shall receive an amount in cash equal to six (6) months of COBRA Premiums, as defined in the Employment Agreement, payable no sooner than the execution of this Agreement and no later than five (5) business days after the expiration of the revocation period set forth in Paragraph 4 below;
          (d) for a twenty-four (24) month period from July 18, 2008, but only to the extent Parent’s and/or Employer’s current benefit and/or welfare plans permit continuing coverage for ex-employees without a material increase in premiums, the Company shall continue on behalf of Employee, life insurance, disability insurance and any/all other benefits which were being provided to Employee as of July 18, 2008 prior to the termination of Employee’s employment, including the employee discount program as currently in effect, with the expense allocated between the Company and Employee on the same basis prior to July 18, 2008, and in accordance with the terms and conditions set forth in Section 4.5(a)(ii) of the Employment Agreement; and provided, further, that if Parent or Company’s benefit and/or welfare plans (other than medical and dental) do not permit such benefits to be given to Employee for the twenty-four (24) month period from July 18, 2008, Employee shall receive as soon as practicable after such determination has been made (but not later than August 31, 2008), in lieu thereof, an amount in cash equal to the actual cost then paid by Parent and/or Company for such benefits for the Employee individually (as measured at July 18, 2008) for the twenty-four (24) months less the time period for which Employee received benefits pursuant to Parent or Company’s benefit and/or welfare plans after July 18, 2008;
          (e) Employee’s Special Option (as defined in Section 2.4 of the Employment Agreement) set forth on Schedule A attached hereto and incorporated hereby, shall immediately vest upon the expiration of the revocation period in paragraph 4 and shall become exercisable from the expiration of the revocation period in paragraph 4 until February 13, 2012 in accordance with the terms of the Stock Option Agreement entered into with respect to the Special Option;
          (f) the unvested portion of Employee’s Time Vested Restricted Stock (as defined in Section 2.5 of the Employment Agreement), in the amount of 75,000 shares of Parent common stock (the “Shares”), shall immediately vest upon the expiration of the revocation period in paragraph 4; provided, however, that all other unvested shares of restricted stock granted to Employee, including the Performance Vested Shares, as set forth on Schedule A attached hereto and incorporated hereby, shall immediately be forfeited by Employee to Parent on the date hereof and such shares shall be cancelled and void (the “Forfeited Shares”), and any physical stock certificates representing the Forfeited Shares shall be immediately returned to Parent for cancellation; as soon as administratively practicable following the expiration of the revocation period in paragraph 4, and upon the payment by Employee of all applicable withholding taxes, if any, Parent shall deliver or cause to be delivered to Employee the Shares, which may be in the form of a certificate(s) equal in number to the applicable Shares which Shares shall not be subject to any stop order, any transfer restriction (other than those imposed by the holder or as otherwise required by law) or restrictive legend. The Company shall have the authority to withhold, or to require Employee to remit to the Company, prior to issuance or delivery of any Shares or the removal of any stop order or transfer restrictions on the Shares or any restrictive legends on the certificates representing the Shares, an amount sufficient to satisfy federal, state and local tax withholding requirements associated with the Shares. Additionally, if Employee fails to tender to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements associated with the Shares, the Company, in its sole discretion, shall have the right to withhold from Employee Shares with a fair market value equal to all federal, state and local tax withholding requirements associated with this Award. Employee agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company or Parent to implement the provisions and purposes of this Agreement as it relates to the Shares;
          (g) all of Employee’s employee stock option(s) granted under the Company’s stock option plan prior to February 13, 2007 that were converted into and became exercisable for shares of Parent common stock, par value $0.01 per share and held by Employee on July 18, 2008, which are set forth on Schedule A attached hereto and incorporated hereby (the “Assumed Options”), shall to the extent not already vested, vest upon the expiration of the revocation period in paragraph 4 and result in such stock options becoming exercisable for the period specified in the section of the respective Company option agreement(s) relating to the vesting of such options in the event of termination of employment, or, if no period is specified, then for six (6) months from the date they vest, after which time the option(s) shall expire; and
          (h) All of Employee’s stock options (other than the Special Option and Assumed Options) that have vested as of July 18, 2008, which are set forth on Schedule A attached hereto and incorporated hereby, shall be exercisable for ninety (90) days following July 18, 2008 or as otherwise set forth in the Plan after which time the options shall expire.
          In addition, Employee shall be entitled to transfer Employee’s current cell phone number to a new phone owned by Employee, and shall return any cell phone owned by the Company or Parent in accordance with Section 9 of this Agreement. Employee shall have the ability prior to July 18, 2008 to remove any personal, non-work related information or files from any laptop computer provided to him by Employer or Parent, so long as none of such information or files constitute Confidential Information (as defined in Section 3.2 of the Employment Agreement), and shall otherwise return such laptop in accordance with Section 9 of this Agreement. During the 90 days after July 18, 2008, Employer will cause mail addressed to Employee that does not relate in any way to Employer’s business, to be promptly forwarded to Employee, and will cause a mutually-agreed upon automatic response to be utilized in connection with the Employee’s email account.
     3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the benefits specified in Paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein. Further, as set forth in Section 4.5(c) of Employee’s Employment Agreement, Employee acknowledges that he is entitled to the severance pay and benefits set forth above only if he fully complies with (i) the confidentiality obligations under Section 3.2 of his Employment Agreement, (ii) his non-competition and non-inducement obligations under Section 3.3 of his Employment Agreement, and (iii) his disclosure and assignment obligations under Section 3.4 of his Employment Agreement. Further, Employee understands and agrees that if he does not sign this Agreement, if he rescinds this Agreement after signing, or if he does not fully comply with the confidentiality, non-competition, non-inducement, and/or disclosure an assignment requirements of Sections 3.2, 3.3 and 3.4 of his Employment Agreement, he will not be entitled to the severance pay or benefits set forth in Section 2 of this Agreement and will be obligated to return any severance pay and/or benefits already received.

     4. Revocation. Employee may revoke this Agreement for a period of fifteen (15) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Diane E. Lazzaris, Esq., Senior Vice President- Legal and General Counsel of Parent and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Diane E. Lazzaris or her designee, or mailed to Diane E. Lazzaris certified mail, return receipt requested and postmarked within fifteen (15) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired.
     5. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which the Employee has or may have against Releasees as of the date of execution of this Agreement, examples include, but are not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protect Act;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	Uniformed Services Employment and Reemployment Rights Act

•	The Consolidated Omnibus Budget Reconciliation Act of 1985;

•	The Minnesota Human Rights Act

•	Any other federal, state or local civil or human rights law or any other local, state Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (all of the above collectively referred to as “Claims”).
     This release is intended to be a general release, and excludes from such release only (i) any pre-existing obligation of Employer and/or Parent to provide indemnification to Employee as an officer of the corporation under Employer’s or Parent’s articles of incorporation or bylaws consistent with applicable law, (ii) Employee’s vested benefits pursuant to applicable benefit and/or welfare plans of Employer and/or Parent, and (iii) those claims under any statute or common law that Employee is legally barred from releasing. Employee is advised to seek independent legal counsel if Employee seeks clarification on the scope of this release.
     Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.
     6. Affirmations. Employee represents and agrees by signing below that Employee has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Employer and has no known workplace injuries or occupational diseases. Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum or form. Other than the consideration set forth in Paragraph 2, Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Employee, except as provided in this Agreement. Employee acknowledges that Employee received with this Agreement a COBRA notice advising of Employee’s rights under COBRA.
     7. Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement except as compelled to do so by process of law. Any internal or external communication related to or in connection with this Agreement, the Company or Parent are required to be pre-approved by the Executive Vice President- Administration or Chief Executive Officer of Parent. For the sake of clarity, the parties agree that Employee may, without any pre-approval and after Employer or Parent makes its public announcement of the separation of Employee from his employment relationship with Employer, inform others that he will no longer be employed by Employer or Parent after July 18, 2008.
     8. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of law.
     9. Return of Employer Property. By July 18, 2008, Employee agrees to return any and all of Employer’s property currently in Employee’s possession. Employee acknowledges and agrees that any and all developments, works of authorship, inventions and other works embodying intellectual property rights (“Works”) created by Employee, either alone or with others, during the scope of Employee’s employment with Employer are owned by Employer. To the extent that a Work is a work of copyright, Employee acknowledges and agrees that the Work is a “work made for hire” under the U.S. Copyright Act. To the extent a Work is not a “work made for hire,” Employee transfers and assigns all right, title and interest in and to the Work to Employer and agrees to execute such documents and take such further actions reasonably requested by Employer (and at Employer’s expense without additional compensation to Employee) to perfect in Employer the ownership of such Works.

     10. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
     11. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer, or evidence of any liability or unlawful conduct of any kind.
     12. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.
     13. Entire Agreement. Except for the agreements referenced herein which by their terms survive, no prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Employee has entered into an enforceable agreement with Employer that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement.
     14. Signatures. This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.
     15. Assignment. Employer and Releasees have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Employer, who are intended third party beneficiaries of this Agreement.
     EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND FIFTEEN (15) CALENDAR DAYS TO REVOKE AFTER EXECUTION. EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.
     EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
     HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

By:	/s/ Timothy E. Kullman Employer	/s/ Randall K. Zanatta Employee

Date:	June 26, 2008	Date: June 26, 2008

By:	/s/ Timothy E. Kullman

Parent
[Signature Page Agreement and General Release for Randall K. Zanatta]

Schedule A
(Amounts and prices set forth on this Schedule A reflect the two-for-one stock split effectuated by
Parent in October of 2007; and shall be further adjusted to reflect any future stock splits)
Section 2(e)- Special Option
•	Non-Qualified Stock Option, granted November 16, 2006, exercisable for 330,000 shares of Parent common stock at an exercise price of $27.295 per share
Section 2(f)- Unvested Restricted Stock forfeited under this Agreement and which are hereby cancelled:
•	75,000 shares of Restricted Stock, granted February 13, 2007 pursuant to that certain Restricted Stock Award Agreement entered into by and between Employee and Parent (the “Performance Vested Shares”)
•	7,898 shares of Restricted Stock, granted March 27, 2008 by the Compensation Committee of Dick’s Sporting Goods, Inc.
Section 2(h)- Assumed Options
•	Non-Qualified Stock Option granted July 19, 1999, exercisable for 7,720 shares of Parent common stock at an exercise price of $7.41 per share
•	Non-Qualified Stock Option granted March 14, 2000, exercisable for 7,720 shares of Parent common stock at an exercise price of $7.41 per share
•	Non-Qualified Stock Option granted April 26, 2001, exercisable for 5,790 shares of Parent common stock at an exercise price of $8.165 per share
•	Non-Qualified Stock Option granted May 4, 2004, exercisable for 7,720 shares of Parent common stock at an exercise price of $8.165 per share
•	Non-Qualified Stock Option granted May 3, 2005, exercisable for 17,370 shares of Parent common stock at an exercise price of $10.365 per share
•	Non-Qualified Stock Option granted July 28, 2005, exercisable for 6,686 shares of Parent common stock at an exercise price of $18.135 per share
•	Non-Qualified Stock Option granted July 28, 2005, exercisable for 9,524 shares of Parent common stock at an exercise price of $18.135 per share
•	Non-Qualified Stock Option granted June 22, 2006, exercisable for 19,300 shares of Parent common stock at an exercise price of $16.905 per share
Section 2(g)- Vested Stock Options (other than Special Option or Assumed Options)
•	Non-Qualified Stock Option grant of 100,000 shares of Parent Common Stock, granted June 6, 2007,of which 25,000 shares have vested and are exercisable as of July 18, 2008, at an exercise price of $27.19 per share